Exhibit 99.1

QHSLab, Inc. Reports Record Revenue Growth and Positive Net Income in Preliminary Q4 and FY 2024 Financial Results

●	Four consecutive quarters of year-over-year revenue growth underscore continued business momentum.

●	Revenue surges 98% in Q4 2024 compared to Q4 2023, marking a milestone year for QHSLab.

●	Operational efficiencies and strategic execution drive first profitable year.

WEST PALM BEACH, FL, February 18, 2025 (GLOBE NEWSWIRE) — QHSLab Inc. (the “Company”) (OTCQB: USAQ), a digital health company advancing personalized medicine through innovative population health screening and point of care diagnostic tools in primary care, today announced its preliminary, unaudited financial results for the fourth quarter and fiscal year ended December 31, 2024.

For the full year 2024, the Company recorded record revenue growth, substantial gross margin improvements, its first-ever year of profitability on a GAAP basis and positive cash flow from operations, which enabled it to repay a portion of its outstanding debt strengthening its balance sheet.

Financial Highlights:

●	Fourth Quarter 2024 Preliminary Financial Results:

●	Revenue surged 98% year-over-year to $625,981, compared to $315,020 in Q4 2023, marking four consecutive quarters of year-over-year revenue growth.

●	Gross profit increased 117% to $412,154, with gross margin expanding to 65.8%, up from 60.3% in the prior-year quarter.

●	Net income for Q4 2024 of $40,838, a significant improvement from a net loss of $86,627 in Q4 2023.

●	Full-Year 2024 Preliminary Financial Results:

●	Revenue grew 51% year-over-year, reaching $2.1 million compared to $1.4 million for the full-year 2023.

●	Gross margin improved to 63.7%, reflecting an enhanced product mix and increased operational efficiencies.

●	The Company recorded net income of $69,188 for 2024, compared to a net loss of $468,362 in 2023, underscoring QHSLab’s strong financial momentum and commitment to profitable operations.

●	Positive Cash Flow Generation: The Company reported net positive cash flow of $105,586, driven by $247,317 in cash flow from operations, reflecting strong business performance. This was partially offset by a $141,731 net cash outflow from financing activities, which includes debt repayments and other financial obligations.

●	Continued Debt Reduction: The Company repaid $298,531 in loans, further strengthening its balance sheet and reducing financial liabilities, reinforcing its commitment to long-term financial stability.

Management Commentary:

“These outstanding financial results reflect the continued execution of our strategic initiatives and the growing adoption of our digital medicine solutions,” said Troy Grogan, President and CEO of QHSLab. “We are thrilled to report 98% revenue growth compared to Q4 2023, despite the fourth quarter historically being a lower performing quarter for healthcare companies due to the seasonal impact of patient volume. This growth demonstrates the strength of our business model and the resilience of our operations. Our improved gross margin and profitability highlight the effectiveness of our operational efficiencies and commitment to achieving and sustaining profitability. As we increase the number of physicians using QHSLab, our financial performance should continue to improve.”

Audit Status and Future Outlook:

The Company is currently finalizing its independent year-end audit in preparation for filing its Annual Report on Form 10-K prior to the 2024 SEC reporting deadline. While these financial results remain unaudited and are subject to change, management is confident in the reported numbers and expects only minor adjustments, if any.

“We look forward to sharing our fully audited results in the coming weeks and remain committed to delivering strong financial performance and value to our shareholders,” added Troy Grogan. “With our continued expansion and operational efficiencies, we are excited about the future of QHSLab as we build on this momentum into 2025.”

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also increasing their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

646-536-7331

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